Exhibit (a)(5)(M)

345 E. Main St.

Warsaw, IN 46580

Contacts:

Media	Investors
Monica Kendrick	Robert J. Marshall Jr.
574-372-4989	574-371-8042
monica.kendrick@zimmerbiomet.com	robert.marshall@zimmerbiomet.com

Barbara Goslee 574-371-9449 barb.goslee@zimmerbiomet.com

Zimmer Biomet Announces Early Termination of HSR Waiting Period

(WARSAW, IN) June 27, 2016 – Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) (“Zimmer Biomet”) today announced the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for its offer to purchase all outstanding shares of common stock of LDR Holding Corporation (NASDAQ: LDRH) (“LDR”).

As previously announced, Zimmer Biomet, through its indirect wholly owned subsidiary, LH Merger Sub, Inc., commenced an offer on June 14, 2016 to purchase all of the outstanding shares of common stock of LDR for $37.00 per share, net to the seller in cash.

The early termination of the waiting period satisfies one of the conditions to the offer, which will expire at 12:00 midnight, New York City time, on July 13, 2016 (one minute after 11:59 p.m., New York City time, on July 12, 2016), unless the offer is extended as described in the Offer to Purchase filed by Zimmer Biomet with the Securities and Exchange Commission on June 14, 2016. The completion of the offer is subject to the tender of a majority of the outstanding shares of common stock of LDR and other customary closing conditions described in such Offer to Purchase.

About Zimmer Biomet

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, bone healing, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Statement Regarding Forward-Looking Statements

This release may contain forward-looking statements related to Zimmer Biomet, LDR and the acquisition of LDR by Zimmer Biomet. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on the current expectations and beliefs of management and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition in the anticipated timeframe or at all, including uncertainties as to how many of LDR’s stockholders will tender their shares of LDR common stock in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the proposed acquisition on the market price of Zimmer Biomet common stock and on Zimmer Biomet’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange rates and interest rates; changes in tax and other laws, regulations and policies; future business combinations or disposals; the uncertainties inherent in research and development; and competitive developments. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Zimmer Biomet undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this release or to reflect actual outcomes. A further description of risks and uncertainties relating to Zimmer Biomet can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Additional Information

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of LDR common stock. Zimmer Biomet has filed with the SEC a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, regarding the tender offer described herein, and LDR has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding such tender offer. LDR’s stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the tender offer and the associated transactions that are filed with the SEC, carefully and in their entirety, as they may be amended from time to time, because they contain important information about the tender offer that LDR’s stockholders should consider prior to making any decisions with respect to the tender offer. Stockholders of LDR may obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov, or by directing a request to Innisfree M&A Incorporated, the Information Agent for the tender offer, at (888) 750-5834.